Exhibit M-6

[Yulchon LLC Letterhead]

January 13, 2026

The Export-Import Bank of Korea

38 Eunhaeng-ro

Yeongdeungpo-gu

Seoul 07242

Republic of Korea

Re:

The Export-Import Bank of Korea / US$1,250,000,000 3.750% Green Notes Due 2029, US$1,250,000,000 3.875% Notes Due 2031, US$500,000,000 4.375% Notes Due 2036 and US$500,000,000 Floating Rate Notes Due 2029

Ladies and Gentlemen:

We have acted as Korean counsel for The Export-Import Bank of Korea (the “Issuer”), a statutory juridical entity duly established pursuant to the Export-Import Bank of Korea Act of 1969, as amended (the “KEXIM Act”) and validly existing under the laws of the Republic of Korea (“Korea”), in connection with the Issuer’s offering, pursuant to a registration statement, as amended (Registration No. 333-288366, the “Registration Statement”), under Schedule B of the U.S. Securities Act of 1933, as amended (the “Securities Act”) when it became effective, of US$1,250,000,000 3.750% Green Notes due 2029, US$1,250,000,000 3.875% Notes due 2031, US$500,000,000 4.375% Notes due 2036 and US$500,000,000 Floating Rate Notes due 2029 (the “Notes”) to be issued under the fiscal agency agreement dated August 1, 1991 (the “Fiscal Agency Agreement”) and made by and between the Issuer and The Bank of New York Mellon.

In connection with providing legal opinions set forth herein, we have examined the originals or copies, certified or otherwise identified to our satisfaction of the documents, records, certificates of public officials and other instruments, as we have deemed necessary or advisable as a basis for this opinion:

1.	a copy of the Registration Statement;

2.

a copy of the prospectus dated July 9, 2025 contained in the Registration Statement (the “Base Prospectus”) as supplemented by the preliminary prospectus supplement dated January 5, 2026 relating to the Notes (as supplemented, the “Preliminary Prospectus”);

3.	the Base Prospectus as supplemented by the prospectus supplement dated January 6, 2026 relating to the Notes (as supplemented, the “Prospectus”);

4.	an executed copy of the Fiscal Agency Agreement;

5.	executed copies of the Notes in global form;

6.	copies of the Articles of Incorporation of the Issuer currently in effect and the Commercial Registry extracts of the Issuer dated January 13, 2026;

7.	a copy of the selected pages of the Issuer’s internal regulations regarding allocation of approval authority of the Issuer currently in effect;

8.	copies of the internal authorization sheets of the Issuer dated November 24, 2025 and January 5, 2026;

9.	a copy of the seal impression certificate of the Issuer dated December 30, 2025; and

10.	a copy of the report filed with the Ministry of Economy and Finance of Korea (the “MOEF”) dated January 6, 2026 with respect to the issuance of the Notes.

In such examination, we have assumed the genuineness of all signatures, stamps and seals, the legal capacity of natural persons, the authenticity, accuracy and up-to-datedness of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to the opinions set forth herein, which we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Issuer. We have also assumed, in relation to the documents, that other than by or in relation to the Issuer, each of the documents is within the capacity and powers of, and has been validly authorized, executed and delivered by, the relevant parties thereto and is legal, valid, binding and enforceable in accordance with its respective terms under the laws of the relevant jurisdiction by which it is expressed to be governed, and there has been no breach of any of the terms thereof.

As to any other matters of fact material to the opinion expressed herein, we have made no independent inquiry and have relied solely upon the certificates or oral or written statements of officers and other representatives of the Issuer.

We are admitted to practice law in Korea, and the legal opinions provided herein are confined to and given on the basis of the laws of Korea in effect as at the date hereof. We do not represent ourselves to be familiar with the laws of any jurisdiction other than Korea, and we do not pass upon nor express any opinion in respect of those matters governed by or construed in accordance with any of such laws.

Based upon the foregoing, and subject to further qualifications set forth below, we are of the opinion that:

(a)

The Issuer is a statutory juridical entity duly established under the KEXIM Act and validly existing under the laws of Korea, with power and authority to own its properties and conduct its business as described in the Prospectus forming a part of the Registration Statement;

(b)	The Fiscal Agency Agreement has been duly authorized and executed by the Issuer;

(c)

The statements in the Prospectus concerning matters of Korean law (except for (x) Korean tax related statements as to which we opine on (d) and (y) the financial statements and related schedules and other financial and statistical data contained therein as to which we express no opinion) are accurate and up-to-date as of the date hereof in all material respects;

(d)

The statements of Korean law contained in the Prospectus under the heading “Korean Taxation” provide a fair summary of the principal Korean tax consequences of an investment in the Notes in all material respects; and

(e)	The Notes have been duly authorized, executed, issued and delivered by the Issuer and constitute valid, binding and enforceable obligations of the Issuer.

Our opinion is subject to the following reservations and qualifications:

(A)

the obligations of the Issuer under the Notes and the Fiscal Agency Agreement and the enforcement thereof may be limited or affected by the bankruptcy, insolvency, fraudulent conveyance, compulsory composition, liquidation, corporate reorganization, rehabilitation, moratorium and other laws of general application relating to or affecting the rights of creditors;

(B)

certain restrictions may be imposed by the Korean government, such as temporary suspension of performance under any or all foreign exchange transactions or requiring the Issuer to obtain prior approval from the MOEF for repatriation of any amount payable under the Notes, in the event of emergency circumstances including but not limited to grave and sudden and significant changes in domestic and foreign economic conditions or extreme difficulty in stabilizing the balance of payments;

(C)

the obligations of the Issuer under the Notes and the Fiscal Agency Agreement and the enforcement thereof may be limited or affected by the general principles of good morals and other social order and the general principle of good faith and fairness as provided in the Civil Code of Korea;

(D)

nothing in this opinion should be taken as indicating that the remedies of specific performance or injunction (being in some instances discretionary remedies of the court) would necessarily be available with respect to any particular provision of the Notes or the Fiscal Agency Agreement;

(E)

failure to exercise a right of action for more than a certain period of time may operate as a bar to the exercise of such right, and failure to exercise such a right for a certain period of time may, under certain circumstances, be deemed by the Korean courts to constitute a waiver thereof; and

(F)

provisions in the Notes and the Fiscal Agency Agreement that permit any party thereto or any other person to take action or make determinations, or require payments under indemnity or similar provisions, may be interpreted by a Korean court to be subject to the requirement that such action be taken or such determination be made on a reasonable basis and in good faith, and that any action or omission to act in respect of which any indemnity or other payment is required be reasonable and in good faith.

This opinion is limited to the matters addressed herein and is not to be read as an opinion with respect to any other matter.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Registration Statement, without thereby admitting that we are “experts” under the Securities Act or the rules and regulations of the U.S. Securities and Exchange Commission thereunder for the purpose of any part of the Registration Statement, including the exhibit as which this opinion is filed.

Very truly yours,

/s/ Yulchon LLC
Yulchon LLC